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NYSE Group to Purchase 5% Equity Interest in National Stock Exchange,

India's Largest Financial Marketplace

NEW YORK, Jan. 10, 2007-NYSE Group, Inc. (NYSE: NYX) today announced that it has signed a definitive agreement to acquire a 5% equity position in the Mumbai-based National Stock Exchange of India Limited (NSE), the maximum investment permitted by a foreign investor in a stock exchange under the securities laws of India. NYSE Group will purchase the shares of NSE for U.S. $115 million in cash from a consortium of selling shareholders, including ICICI Bank Limited, Industrial Finance Corporation of India Limited, IL&FS Trust Company Limited, Punjab National Bank, and General Insurance Corporation of India. The closing of the transaction is expected to take place during the first quarter of 2007, subject to obtaining certain approvals from various government agencies in India.

Representing NYSE Group at an agreement signing ceremony in Delhi, India today were James J. McNulty, a member of the NYSE Group Board of Directors and former President and Chief Executive Officer of the Chicago Mercantile Exchange, and Nelson Chai, NYSE Group Chief Financial Officer and Executive Vice President.

"Our investment in India's National Stock Exchange complements our global growth strategy," said John A. Thain, Chief Executive Officer, NYSE Group. "The National Stock Exchange shares our global vision. Ravi Narain leads a growth oriented organization with a talented, innovative and proven management team. Through a mutually beneficial partnership, the NSE and NYSE Group, and the future NYSE Euronext, will extend our global reach, strengthen relationships with customers, and advance our competitive position in India and throughout the region."

Added Nelson Chai: "The NSE is India's largest multi-asset exchange and a leader in equities, derivatives and fixed income markets. We are confident that we can work together to create value for our respective shareholders, and identify new opportunities in listings, trading and product development. The potential opportunities are very exciting."

"We are pleased to welcome the NYSE group as an important stakeholder in NSE," said Ravi Narain, Managing Director and Chief Executive Officer of NSE. "In a rapidly integrating world of financial markets, this timely partnership brings together the strengths of institutions from North America, Europe and Asia. This alliance marks a significant milestone for NSE in developing a place for itself in the emerging global scenario."

On NYSE Group's investment in the NSE, Jean-François Théodore, Euronext NV Chief Executive Officer said: "This investment reflects the commitment that NYSE Group and Euronext have already made to develop NYSE Euronext on an international scale. Euronext fully supports this transaction."

Currently, the New York Stock Exchange subsidiary of NYSE Group lists 10 companies from India whose total global market capitalization is approximately $76 billion.

Merrill Lynch & Co. acted as financial advisor to NYSE Group, Inc. in connection with the transaction.

About NYSE Group, Inc

NYSE Group, Inc. (NYSE:NYX) operates two securities exchanges: the New York Stock Exchange LLC (the "NYSE") and NYSE Arca, Inc. (formerly known as the Pacific Exchange). NYSE Group is a leading provider of securities listing, trading and market data products and services. In 2006, on an average trading day, 2.3 billion shares, valued at $86.8 billion, were traded on the exchanges of the NYSE Group.

The NYSE is the world's largest and most liquid cash equities exchange. The NYSE provides a reliable, orderly, liquid and efficient marketplace where investors buy and sell listed companies' common stock and other securities. On December 31, 2006, the operating companies listed on the NYSE represented a total global market capitalization of $26.5 trillion.

NYSE Arca, Inc. operates the former ArcaEx®, the first open, all-electronic stock exchange in the United States, which has a leading position in trading exchange-traded funds and exchange-listed securities. NYSE Arca, Inc. is also an exchange for trading equity options. NYSE Arca, Inc.'s trading platforms provide customers with fast electronic execution and open, direct and anonymous market access.

NYSE Regulation, an independent not-for-profit subsidiary, regulates member organizations through the enforcement of marketplace rules and federal securities laws. NYSE Regulation also ensures that companies listed on the NYSE and NYSE Arca meet their financial and corporate governance listing standards.

For more information on NYSE Group, go to: www.nyse.com.

About National Stock Exchange of India Limited

National Stock Exchange (NSE), established in the mid 1990s as a demutualised electronic exchange by leading Indian financial institutions offers trading, clearing and settlement services in a range of products covering equity, debt and equity derivatives. It is India's largest exchange and ranks third globally by number of trades in the equities market. NSE provides a modern, fully automated screen-based trading system with nearly 40,000 trading terminals giving it extensive reach. NSE has played an important role in helping reform the Indian securities market and in bringing about transparency, efficiency and market integrity.

NSE introduced trading in equity derivative products in 2000-01 and in this short span of time has become the largest exchange in single stock futures and ranks fourth in index futures globally. Its flagship index, the NIFTY 50, is used extensively by investors in India and around the world to take exposure to the Indian equities market. In 2006, the average daily traded value in equities was around USD $ 2 billion and the notional average daily traded value in equity derivatives was around USD $7 billion. As stakeholders in the National Commodity Derivatives Exchange (NCDEX) and Multi-Commodity Exchange (MCX), NSE has also been part of the exciting growth of the Indian commodity derivative markets. For more information about NSE, please visit: www.nseindia.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on NYSE Group's current expectations and involve risks and uncertainties that could cause NYSE Group's actual results to differ materially from those set forth in the statements. There can be no assurance that such expectations will prove to be correct. Actual results may differ materially from those expressed or implied in the forward-looking statements. Factors that could cause NYSE Group's results to differ materially from current expectations include, but are not limited to: NYSE Group's ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk and U.S. and global competition, and other factors detailed in NYSE Group's Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NYSE Group that the projections will prove to be correct. NYSE Group undertakes no obligation to release any revisions to any forward-looking statements.